[redacted]

Residential Contract For Sale And Purchase

DouglasElliman

THIS FORM HAS BEEN APPROVED BY THE FLORIDA REALTORS AND THE FLORIDA BAR

If initialed by all parties, the clauses below will be incorporated into the Florida Realtors® /Florida Bar Residential Contract For Sale And Purchase between [redacted] SELLER [redacted]
concerning the Property described as entuc y treet, est a m eac ,

[redacted] Seller's Initials [redacted]

P. LEAD-BASED PAINT DISCLOSURE
(Pre-1978 Housing)

Lead-Based Paint Warning Statement

"Every purchaser of any interest in residential real property on which a residential dwelling was built prior to 1978 is notified that such property may present exposure to lead from lead-based paint that may place young children at risk of developing lead poisoning. Lead poisoning in young children may produce permanent neurological damage, including learning disabilities, reduced intelligence quotient, behavioral problems, and impaired memory. Lead poisoning also poses a particular risk to pregnant women. The seller of any interest in residential real property is required to provide the buyer with any information on lead-based paint hazards from risk assessments or inspection in the seller's possession and notify the buyer of any known lead-based paint hazards. A risk assessment or inspection for possible lead-based paint hazards is recommended prior to purchase."

S[redacted]

[redacted] (a) Presence of lead-based paint or lead-based paint hazards (**CHECK ONE BELOW**):
- ☐ Known lead-based paint or lead-based paint hazards are present in the housing.
- ☒ Seller has no knowledge of lead-based paint or lead-based paint hazards in the housing.

[redacted] (b) Records and reports available to the Seller (**CHECK ONE BELOW**):
- ☐ Seller has provided the Buyer with all available records and reports pertaining to lead-based paint or lead-based paint hazards in the housing. List documents: ______
- ☒ Seller has no reports or records pertaining to lead-based paint or lead-based paint hazards in the housing.

[redacted]

Acknowledgement (INITIAL)

______ (c) Buyer has received copies of all information listed above.

______ (d) Buyer has received the pamphlet *Protect Your Family* from *Lead in Your Home*.

______ (e) Buyer has (**CHECK ONE BELOW**):
- ☐ Received a 10-day opportunity (or other mutually agreed upon period) to conduct a risk assessment or inspection for the presence of lead-based paint or lead-based paint hazards; or
- ☒ Waived the opportunity to conduct a risk assessment or inspection for the presence of lead-based paint or lead-based paint hazards.

Licensee's Acknowledgement (INITIAL)

______ (f) Licensee has informed the Seller of the Seller's obligations under 42 U.S.C.4852(d) and is aware of Licensee's responsibility to ensure compliance.

Certification of Accuracy

The following parties have reviewed the information above and certify, to the best of their knowledge, that the information they have provided is true and accurate.

DocuSigned by: [redacted] SELLER 3B18A0EDB4D34DA...	[redacted] Date	DocuSigned by: [redacted] BUYER 49F58331043B...	10/12/2022 Date
SELLER	Date	BUYER	Date
Listing Licensee	Date	DocuSigned by: [redacted] Selling Licensee	10/12/2022 Date

Any person or persons who knowingly violate the provisions of the Residential Lead-Based Paint Hazard Reduction Act of 1992 may be subject to civil and criminal penalties and potential triple damages in a private civil lawsuit.

[redacted]

Commission Agreement

DouglasElliman

______________________________ [redacted] ______________________ ("**Seller/Landlord**")
agrees that ______________________ [redacted] ______________________ ("**Broker**")
may show and will use diligent effort to (**Check as applicable**) ☒ sell ☐ lease **Seller's/Landlord's** Property located at 2299 Kentucky Street, West Palm Beach, FL 33406 ("Property")
to SPSTR 1 LLC ("Prospect").

In the event the Property is (**Check as applicable**) ☒ sold, optioned, or contracted to be sold ☐ leased to Prospect, or any other prospect procured by **Broker**, on October 10, 2022 [date] or within ______ days (180 days if blank) thereafter, **Seller/Landlord** agrees to pay **Broker**:

☐ $______________
☒ 2% of the gross purchase price of the Property.
☐ ______% of the gross lease value of a lease executed regarding the Property.
☐ other (specify) ______________________________

Seller/Landlord will pay **Broker's** fee in the event of sale, at time of closing the sale; or in the event of lease, at time of lease execution. **Broker's** fee is due if **Seller/Landlord** defaults on an executed sales contract or lease with Prospect or if **Seller/Landlord** agrees with Prospect to cancel an executed sales contract or lease. In any litigation arising out of this agreement, the prevailing party will be entitled to recover from the non-prevailing party reasonable attorney's fees, costs, and expenses.

If the Property is commercial real estate as defined by Section 475.701, Florida Statutes, the following disclosure will apply: The Florida Commercial Real Estate Sales Commission Lien Act provides that when a broker has earned a commission by performing licensed services under a brokerage agreement with you, the broker may claim a lien against your net sales proceeds for the broker's commission. The broker's lien rights under the act cannot be waived before the commission is earned.

If the Property is commercial real estate as defined by Section 475.801, Florida Statutes, the following disclosure will apply: The Florida Commercial Real Estate Leasing Commission Lien Act provides that when a broker has earned a commission by performing licensed services under a brokerage agreement with you, the broker may claim a lien against your interest in the property for the broker's commission. The broker's lien rights under the act cannot be waived before the commission is earned.

Additional Terms: ______________________________

DocuSigned by:
[redacted]
0B18A0EDB4D34DA...

Seller/Landlord ______________________ Date 10/12/2022

Seller/Landlord ______________________ Date ______________________

Authorized **Broker** or Associate ______________________ Date ______________________

[redacted]

DouglasElliman

Addendum to Contract

Addendum No. ___1___ to the Contract with the Effective Date of ___October 11, 2022___ between

______________________ [redacted] ______________________ (Seller)

and ______________________ [redacted] ______________________ (Buyer)

[redacted] ______________

____

(the "Contract"). Seller and Buyer make the following terms and conditions part of the Contract:
Buyer assigns the contract to Arrived FL Palm, LLC

Buyers agent Joseph Scheerer agrees to credit Buyer $3,000 at closing.

All other terms and conditions remain the same.

Buyer: __ [redacted] ______ Date: 10/11/2022

Buyer: __ ______ Date: ______

Seller: __ ______ Date: 10/12/2022

Seller: __ ______ Date: ______